EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statment No. 333-22449 of dELiA*s Inc. on Form S-8 of our report dated August 14, 1996 (with respect to the share issuance in Note 1, December 18, 1996), appearing in the Annual Report on Form 10-K of dELiA*s Inc. for the year ended January 31, 1997.

Richard A. Eisner & Company, LLP

New York, New York
April 23, 1997